REVISED ATTACHMENT 1

To Revised Schedule A of the Investment Management Agreement, dated April 27, 2001, by and between USAllianz Advisers, LLC (now Allianz Investment Management LLC) and USAllianz Variable Insurance Products Trust (now Allianz Variable Insurance Products Trust).

Fees payable to the Manager pursuant to Revised Schedule A to the Investment Management Agreement shall be calculated at the following annual rates until such time as this Attachment 1 is further revised.

Fund	Rate (Average Net Assets in Millions (M) for Funds with Breakpoints)
All Assets
AZL BlackRock Capital Appreciation Fund 0.70%
All Assets
AZL Dreyfus Research Growth Fund 0.70%
	First $100M	Next $100M	Thereafter
AZL Invesco Equity and Income Fund 0.70% 0.675% 0.65%
	First $100M		Thereafter
AZL Invesco Growth and Income Fund 0.675% 0.65%
All Assets
AZL Invesco International Equity Fund 0.85%
All Assets
AZL JPMorgan International Opportunities Fund 0.85%
	First $100M	Thereafter
AZL JPMorgan U.S. Equity Fund 0.75% 0.70%
	First $100M		Thereafter
AZL MFS Investors Trust Fund 0.75% 0.70%
	First $100M	Next $400M	Thereafter
AZL MFS Value Fund 0.75% 0.70% 0.65%
All Assets
AZL Schroder Emerging Markets Equity Fund 1.08%
All Assets
AZL T. Rowe Price Capital Appreciation Fund 0.70%
All Assets
AZL Wells Fargo Large Cap Growth Fund 0.70%

Acknowledged:

Allianz Variable Insurance Products Trust                                Allianz Investment Management LLC

By:   /s/ Michael J. Tanski                                                                           By:   /s/ Brian J. Muench
Name:  Michael J. Tanski                                                                           Name:  Brian J. Muench
Title:   Vice President, Operations                                                             Title: President